Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Exelon Corporation our report dated February 22, 2005, except for Note 22 and Note 26, as to which the date is May 11, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation’s Current Report on Form 8-K dated May 13, 2005 for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated February 22, 2005 relating to the financial statement schedule, which appears in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.
PricewaterhouseCoopers LLP
Chicago, IL
August 5, 2005